Exhibit 10

            Consent of Independent Registered Public Accounting Firm


     We hereby consent to the incorporation by reference in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated April 12, 2006, relating to the financial statements of the Pruco Life of New Jersey Flexible Premium Variable Annuity Account, which appears in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our report dated March 24, 2006, relating to the financial statements of Pruco Life Insurance Company of New Jersey, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

New York, New York
March 2, 2007